As filed with the Securities and Exchange Commission on June 16, 2021
Registration No. 333-233509

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
on
Form S-8 to Form S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Gannett Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	38-3910250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive
McLean, VA 22107-0910
(Address, including zip code, of registrant's principal executive offices)

Gannett Media Corp. 401(k) Savings Plan (formerly Gannett Co., Inc. 401(k) Savings Plan)
Gannett Co., Inc. 2015 Deferred Compensation Plan
(Full Title of Plan)

Polly Grunfeld Sack, Esq.
General Counsel
175 Sully’s Trail
Pittsford, NY 14534
(585) 598-0032
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kayla Klos, Esq.
Harter Secrest & Emery LLP
50 Fountain Plaza, Suite 1000
Buffalo, NY 14202
(716) 853-1616

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Gannett Co., Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to Form S-4 to deregister certain shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), and plan interests pursuant to the Gannett Media Corp. 401(k) Savings Plan (formerly Gannett Co., Inc. 401(k) Savings Plan) (the “Savings Plan”) and the Gannett Co., Inc. 2015 Deferred Compensation Plan (the “DCP”) that were previously registered by the Registrant pursuant to its Registration Statement on Form S-4 (File No. 333-233509), as amended, initially filed with the Securities and Exchange Commission on August 29, 2019.

As of May 24, 2021, the Registrant terminated the Registrant’s stock fund under the Savings Plan and the DCP and all shares of Common Stock held in such fund under the Savings Plan were liquidated. Accordingly, the Registrant is no longer issuing securities under the Savings Plan and no further investments in the Registrant’s securities may be made under the Savings Plan or the DCP. Pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Registrant is filing this post-effective amendment to the Registration Statement to deregister, and does hereby remove from registration, any shares of Common Stock and any plan interests in the Savings Plan and DCP registered but that remain unissued under the Registration Statement as of the date hereof. Although the Common Stock and related plan interests under the Savings Plan and the DCP are being deregistered, this Post-Effective Amendment No. 2 shall not serve to reduce the number of shares of Common Stock registered under the Form S-8 to Form S-4 or the number of shares of Common Stock subject to issuance pursuant to the Form S-8 to Form S-4 under the other plan that was listed therein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 on Form 8 to Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 16, 2021.

Gannett Co., Inc.

By:	/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer
(Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 2 on Form S-8 to Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on June 16, 2021.

Gannett Media Corp. 401(k) Savings plan

By:	/s/ Douglas E. Horne
Douglas E. Horne Member, Gannett Benefits Plan Committee

By:	/s/ Samantha Howland
Samantha Howland Member, Gannett Benefits Plan Committee

By:	/s/ Walter Nagel
Walter Nagel Member, Gannett Benefits Plan Committee

Gannett Co., Inc. 2015 Deferred Compensation Plan

By:	/s/ Walter Nagel
Walter Nagel
Member, Fiduciary Committee

By:	/s/ Frank O’Toole
Frank O’Toole
Member, Fiduciary Committee

By:	/s/ Maribel Wadsworth
Maribel Wadsworth
Member, Fiduciary Committee